Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

            MediaMax Technology Corporation Signs Letter of Intent to
                     Merge with SunnComm International, Inc.

       The proposed basis for the common stock exchange ratio will be 1:1

PHOENIX, AZ-- March 31, 2005-- MediaMax Technology Corporation, formerly QuietTiger Inc. (OTCBB: QTIG), a leading optical media technology marketing company, is pleased to announce today that it has executed a non-binding Letter of Intent with SunnComm International, Inc. (OTC: SCMI) regarding a proposed merger of the companies.

MediaMax Technology Corporation has an exclusive marketing agreement with SunnComm to sell MediaMax - America's best selling audio CD copy management and enhancement technology. Both companies earn royalties for every disc sold containing the proprietary software.

If the parties, after due diligence and other review, determine to go forward, MediaMax Technology anticipates entering into a definitive merger agreement on or before May 31, 2005. If the merger is completed, the companies currently anticipate an exchange of all outstanding common stock of SunnComm for shares of MediaMax Technology common stock on a one-for-one (1:1) basis. The definitive agreement will provide for the parties to file a registration statement on Form S-4 with the Securities and Exchange Commission in order to register the shares of common stock to be issued pursuant to the agreement. The registration statement will include a joint proxy statement and prospectus to be sent to the stockholders of both organizations in connection with a meeting of the stockholders of each company to consider the transaction.

Further discussions or decisions regarding the proposed merger are subject to various conditions, including further due diligence review and analysis, receipt of a satisfactory independent fairness opinion, the necessary audits of SunnComm and a condition that SunnComm refrains from distributing any of its assets to its shareholders until the merger is completed.


ABOUT MEDIAMAX TECHNOLOGY CORPORATION

MediaMax Technology Corporation, formerly QuietTiger, Inc. (OTCBB: QTIG) with its international reach, implements the delivery of digital content security products for the music and entertainment industry. With established long-term industry contacts throughout the world, the company understands the challenges surrounding digital content management and protection. The MediaMax Technology team of professionals has spent more than 50 years in the music and movie industry. MediaMax Technology (www.mediamaxtech.com) is the exclusive sales and marketing arm for SunnComm's MediaMax suite of products.


For additional information about the company, its vision, philosophy, partners, and customers, please visit the Company's Web site at www.mediamaxtech.com or contact:

Company Contact:                                           Investor contact:
William H. Whitmore, Jr.                                   Investor Relations
602-267-3800                                               602-231-0681
bill@quiettiger.com                                        press@quiettiger.com
-------------------                                         --------------------


ABOUT SUNNCOMM

In just five years, SunnComm International Inc. (OTC: SCMI) has become the leader in digital content enhancement and security technology for audio compact disc media. 2004 was a year of milestones for SunnComm including Anthony Hamilton's "MediaMax'd" CD "Comin' From Where I'm From" achieving platinum status and Velvet Revolver's "Contraband" CD reaching the #1 spot on Billboard's Top 200 Album Chart becoming the world's first number one CD to include content management. "Contraband" also achieved double-platinum status by selling more than 2 million units. Additionally, SunnComm's technology appeared on many other best-selling albums in 2004, some of which have gone gold. The year ended with MediaMax implemented on more than 75 commercially released CD titles across 25 record labels generating over 10 million CDs, making it the U.S. market leader in copy control and enhancement technology.

MediaMax is mastered directly on the audio CD and is accessible using a personal computer. SunnComm was the first company to commercially release a content-protected audio CD utilizing an early version of the Microsoft Windows Media Data Session Toolkit, and was the first company in America to commercially
release             a             copy-managed              audio             CD
(www.microsoft.com/presspass/press/2003/jan03/01-20SessionToolkitPR.asp).  Bonus features include on-board press kits, artist-related promotions, videos, song lyrics, artist bio page, photo gallery, web links and tune-sharing capability through SunnComm's MusicMail(TM) functionality. For more detailed information about the company, its vision or philosophy, personnel, partners, and customers, please visit the company's Web site at www.sunncomm.com, or call the Company directly at (602) 267-7500. For additional information or investor relations please contact:

Company contact:                                           Investor contact:
Peter H. Jacobs                                            Investor Relations
602-267-7500                                               602-231-0681
peter@sunncomm.com                                         press@sunncomm.com
-------------------                                        ---------------------

MediaMax CD3, MediaMax Technology, On-the-Fly Technology, PromoPlay, TuneShare, MusicMail, Secure Burn and SunnComm are registered and/or trademarks of SunnComm International, Inc., in the United States and/or other countries. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

This news release contains predictions, projections and other statements about the future that are intended to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, "forward-looking statements"). Forward-looking statements relate to various aspects of the Company's operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company's limited liquidity and significant indebtedness; its sales forecasts for future periods not being attained and the risk that the Company will not conclude additional revenue-generating license agreements covering its content protection and enhancement technologies; the Company's marketing, product development, acquisition investments, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations that find our patents not to be valid; new business development and industry trends; the possible need to raise additional capital in order to meet the Company's obligations and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.